Exhibit 2.3

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), dated October 6, 2015, is among Wabtec Corporation, a corporation incorporated under the laws of the State of Delaware, USA (together with its successors and permitted assigns, “Wabtec”), and the Persons signing this Agreement as “Shareholders” on the signature page hereto (each, a “Shareholder” and collectively, the “Shareholders”; and Wabtec and the Shareholders, collectively, the “Parties”).

RECITALS

A. The Parties have entered into a Share Purchase Agreement, dated the date hereof (the “SPA”), pursuant to which, on the terms and subject to the conditions therein, FW Acquisition LLC, an indirect wholly owned Subsidiary of Wabtec Corporation (the “Purchaser”), has agreed to purchase, and the Shareholders have agreed to sell to Purchaser, the number of ordinary shares, with a nominal value of 1 Euro per share, of Faiveley Transport, a société anonyme à Directoire et Counseil de Surveillance incorporated under the laws of France (“Faiveley Transport”), set forth on Schedule 2 thereto (the “Faiveley Transport Shares”); and

B. The Parties desire to enter into this Agreement to set forth certain rights and obligations of Wabtec and the Shareholders with respect to the Shares and certain Wabtec governance matters.

NOW, THEREFORE, the Parties hereby agree as follows:

I. DEFINITIONS; INTERPRETIVE MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated when used in this Agreement with initial capital letters:

“Additional Shares” means any equity or voting securities or interests of Wabtec issued or issuable directly or indirectly with respect to or on account of the Initial Shares, including Common Shares issued upon exchange, conversion or redemption thereof, whether by way of share dividend or distribution, stock split or other subdivision or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transactions.

“Affiliate” means with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such specified Person. For this purpose, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings given to those terms in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule. Unless specified otherwise, all calculations of Beneficial Ownership will be made by including securities that the Person (and any group of which such Person is a member), but not any other Person (except members of a group of which such Person is a member), has the right to acquire in both the numerator and the denominator.

“Board” means the Board of Directors of Wabtec.

“Board Designees” has the meaning ascribed to such term in Section 2.1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks in Paris, France or New York, New York, USA are required or authorized to close.

“Change of Control” means an event or series of events by which (a) any Person or group of Persons directly or indirectly becomes the Beneficial Owner of 50% or more of the outstanding Common Shares, (b) all or substantially all of the consolidated assets of Wabtec are sold, exchanged or otherwise transferred to any Person or group of Persons, (c) Wabtec is consolidated, merged, amalgamated, reorganized or otherwise enters into a similar transaction in which it is combined with another Person, unless the Persons who Beneficially Own the outstanding Common Shares immediately before consummation of the transaction Beneficially Own a majority of the outstanding voting securities of the combined, resulting or surviving entity immediately thereafter, (d) Wabtec’s shareholders approve of any plan or proposal for the liquidation or dissolution of Wabtec, or (e) the Continuing Director Termination Date occurs.

“Closing” has the meaning ascribed to such term in the SPA.

“Closing Date” has the meaning ascribed to such term in the SPA.

“Common Shares” means shares of Wabtec’s common stock, par value $0.01 per share.

“Confidential Information” means all confidential and proprietary information and data of Wabtec, Faiveley Transport or any of their respective Subsidiaries disclosed or otherwise made available to a Shareholder or any representative thereof (together, for this purpose, a “Recipient”), whether disclosed before or after the date of this Agreement and whether disclosed electronically, orally or in writing or through other methods made available to the Recipient, including information relating to the SPA, this Agreement and negotiations giving rise thereto. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information will not include any information (a) already in the public domain at the date of the transmission, or which has become generally available to the public other than as a result of a disclosure by the Recipient, (b) in the Recipient’s possession and which is not, or was not at the time of acquisition of possession, to the Recipient’s knowledge, covered by any confidentiality agreements between the Recipient, on the one hand, and Wabtec, Faiveley Transport or any of their respective Subsidiaries, on the other hand, or (c) which the Recipient may receive on a non-confidential basis from a third party and which is not, to the Recipient’s knowledge, covered by a confidentiality agreement with Wabtec, Faiveley Transport or any of their respective Subsidiaries.

“Continuing Director” means, as of any date of determination, any member of the Board, excluding any Board Designees, who (a) is a member of the Board as of the date hereof, (b) was elected to the Board pursuant to Section 2.1, or (c) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

“Continuing Director Termination Date” means the date on which a majority of the Board no longer consists of Continuing Directors.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Governmental Entity” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) governmental or quasi-governmental agency, taxing authority and any court or other tribunal (foreign, federal, state or local), or (c) Person or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

“Initial Shares” means the Preferred Shares exchanged for Faiveley Transport Shares pursuant to the SPA, the number of which as of immediately after the Closing is set forth on Schedule 2 to the SPA, and any Common Shares into which any of such Preferred Shares have been exchanged, converted or redeemed.

“Law” means any statute, rule or other legal requirement, including the common law or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Material Disclosure Event” means (a) a material transaction which Wabtec or any of its Subsidiaries is in good faith considering, proposes to engage in or is engaged, including a purchase or sale of assets or securities, financing, merger, consolidation, tender offer or other material corporate development or (b) any other material non-public event or development, in each case with respect to which the Board determines in good faith that compliance with Article III may reasonably be expected to either materially and adversely interfere with Wabtec’s or such Subsidiary’s ability to enter into or consummate such transaction (in the case of clause (a)) or require Wabtec to disclose material, non-public information in a manner (including as to timing) that would materially and adversely impact Wabtec or breach of confidential undertaking entered into by Wabtec or any of its Subsidiaries prior to the date hereof.

“Permitted Transfer” means (a) a Transfer by Shareholder to a Permitted Transferee, so long as such Permitted Transferee, in connection with such Transfer, agrees to be a “Shareholder” under this Agreement and bound by the terms hereof or (b) a Transfer pursuant to a tender or exchange offer commenced (i) by a third party (for the avoidance of doubt, not in violation of this Agreement) that, if consummated, would constitute a Change of Control, provided that during the period in which any Board Designee is a member of the Board, only if the Board has either publicly recommended such tender be accepted by stockholders generally or as to which the Board has publicly stated that it is neutral, or (ii) by the Company

“Permitted Transferee” means, (a) with respect to any Shareholder that is not an individual, (i) any Affiliate of such Shareholder or (ii) any successor of such Shareholder by merger, consolidation, reorganization, restructuring, liquidation or similar transaction and (b) with respect to any Shareholder that is an individual (i)(A) a spouse, lineal descendant (whether natural or adopted), sibling or parent of such Shareholder or (B) upon such Shareholder’s death, an heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Shareholder, (ii) a foundation or similar entity established by such Shareholder for the purpose of serving charitable goals, controlled by such Shareholder or the Persons named in clause (i), (iii) any trust or similar entity, the beneficiaries of which include such Shareholder or the Persons named in clause (i) or (ii), (iv) any corporation, limited liability company or partnership or similar entity, the shareholders, members or general partners of which include such Shareholder or the Persons named in clause (i), (ii) or (iii), and (v) any similar estate or person planning vehicles.

“Person” means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, association, trust or other entity or organization, including a Governmental Entity.

“Preferred Shares” means the convertible preferred stock of Wabtec issued to Shareholders pursuant to the SPA.

“Principal Exchange” means the New York Stock Exchange (“NYSE”) or, if the Common Shares cease to be traded on the NYSE, such other exchange on which the Common Shares are traded and designated as such by the Board.

“Public Offering” means any primary or secondary public offering of Common Shares pursuant to registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any successor or similar form.

“Registrable Securities” means, as of any date of determination, (a) all Common Shares Beneficially Owned by a Shareholder as of the time of determination acquired upon exchange, conversion or redemption of Preferred Shares and (b) any Additional Shares so Beneficially Owned; provided, however, that such securities will cease to be Registrable Securities (i) when such securities have been sold or transferred pursuant to a Registration Statement, (ii) when such securities have been transferred in compliance with Rule 144 under the Securities Act (“Rule 144”) or (iii) if such securities have ceased to be outstanding.

“Registration Statement” means a registration statement filed with the SEC on which it is permissible to register securities for sale to the public under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Shares” means the Initial Shares and any Additional Shares.

“Shareholders Representative” means the individual designated as such on Schedule 2.1, or such other individual as may be designated as such by Shareholder Action furnished pursuant to Section 4.3.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other entity the results of operations of which are required to be consolidated into the financial statements of such Person under U.S. generally accepted accounting principles (“GAAP”).

“VWAP” means the average of the volume weighted averages of the trading prices of Common Shares on the Principal Exchange (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source selected in good faith by the Board) on each of the ten consecutive trading days ending on and including the trading day that is two trading days prior to the date of determination.

1.2 Interpretive Matters. Any reference in this Agreement to a “Section”, “Article” or Schedule refers to the corresponding Section, Article or Schedule of or to this Agreement, unless the context indicates otherwise. The headings of Articles and Sections herein are provided for convenience of reference only and are not intended to affect the construction or interpretation of this Agreement. The words “including,” “includes” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the party is legally obligated to do so in accordance with the terms of this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation, rule or regulation as in effect at the relevant time. Any reference to a contract or other document as of a given date means the contract or other document as amended, supplemented and modified from time to time through such date. Any words (including initial capitalized terms defined herein) in the singular will be held to include the plural and vice versa. The terms “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to “$” or dollars will refer to United States dollars. All accounting terms not otherwise defined herein have the meanings given to them in accordance with GAAP. This Agreement has been freely and fairly negotiated by the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement and prior drafts of this Agreement will be disregarded in interpreting this Agreement. If the date upon or by which any party hereto is required to perform any covenant or obligation hereunder falls on a day that is not a Business Day, then such date of performance will be automatically extended to the next Business Day thereafter. Unless the context otherwise requires, (a) “or” is disjunctive but not necessarily exclusive and (b) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. If, and as often as, there is any change in the outstanding shares of Common Stock, Preferred Stock or other equity securities of Wabtec by reason of a share dividend or distribution, or stock split or other subdivision, or in connection with a combination of stock, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization or other similar capital transaction, appropriate anti-dilution adjustments consistent with the anti-dilution provisions otherwise set forth in the Certificate of Designation for the Preferred Shares will be made in the provisions of this Agreement so as to fairly and equitably preserve the rights and obligations set forth herein.

1.3 Effectiveness of this Agreement. This Agreement has been signed as of the date first written above, but except for Section 2.3 will not become operative or otherwise be binding unless and until the Closing occurs, whereupon without further action this entire Agreement will be binding in accordance with its terms. In the event that the SPA is terminated in accordance with its terms, this Agreement (other than Section 2.3 and Article IV) will, without further action, terminate without liability on any Party.

1.4 Actions by Shareholders. Unless otherwise expressly provided herein, any action permitted or contemplated to be taken by the Shareholders (a “Shareholder Action”) will be by (a) the Shareholders Representative or (b) to the extent expressly provided herein or upon the Shareholder Representative’s failure to act, written consent of the holders of a majority of the Shares (assuming the conversion of all Preferred Shares into Common Shares) then Beneficially Owned by all Shareholders furnished to Wabtec pursuant to Section 4.3 by the Shareholders Representative. Wabtec will have no obligation to inquire as to the validity of any such written action so provided and may conclusively rely thereon.

II. CORPORATE GOVERNANCE RIGHTS

2.1 Board Designees. (a) Wabtec will take all necessary action to cause two designees identified on Schedule 2.1 to be appointed to the Board to serve in the class of directors with a term next expiring at the annual meeting of Wabtec stockholders held in the years specified in Schedule 2.1, effective as of immediately after the Closing (each, together with any other person designated by the Shareholders for appointment or election to the Board as contemplated by this Section 2.1, a “Board Designee”), provided, however, that if either or both such individuals dies, becomes incapacitated or is otherwise unwilling or unable to serve on the Board between the date hereof and such Closing, Wabtec will cause a substitute designee designated by

Shareholder Action to be appointed to the Board in the class of directors in which such individual(s) previously served on the Board, effective as of immediately after such Closing. Without limiting the foregoing, (i) until the date on which the Shareholders cease to Beneficially Own Common Shares equal to at least 50% of the Initial Shares (assuming the conversion of all outstanding Preferred Shares into Common Shares), the Shareholders will be entitled to designate by Shareholder Action both Board Designees to be nominated by Wabtec to serve as directors of Wabtec and (ii) until the date on which the Shareholders cease to Beneficially Own at least 25% of the Initial Shares (assuming the conversion of all Preferred Shares into Common Shares), the Shareholders will be entitled to designate by Shareholder Action one Board Designee to be nominated by Wabtec to serve as directors of Wabtec, in each case in the class of directors to which the Board Designees have been appointed pursuant to the immediately preceding sentence. Wabtec will take all actions necessary to provide the Shareholders with the representation on the Board contemplated by this Section 2.1, including (A) at each annual or special meeting of the Wabtec stockholders at which directors in the class in which a Board Designee serves are to be elected to the Board, including the applicable Board Designee in the slate of nominees recommended by the Board to Wabtec’s stockholders for election as directors, (B) using its reasonable best efforts to solicit proxies in order to obtain shareholder approval of the election of such Board Designees, including causing officers of Wabtec who hold proxies (unless otherwise directed by the Wabtec stockholder submitting such proxy) to vote such proxies in favor of the election of such Board Designees, and (C) using substantially the same efforts to cause the Board Designees to be elected to the Board as it uses to cause other nominees of the Board to be elected, including recommending that Wabtec stockholders vote in favor of the Board Designees in any proxy statement used by Wabtec to solicit the vote of its stockholders in connection with each annual or special meeting of the Wabtec stockholders at which directors are to be elected to the Board. Notwithstanding the foregoing, unless an individual is listed on Schedule 2.1, a Board Designee must be reasonably determined to be qualified by the Board’s Nominating and Corporate Governance Committee (the “N&CG Committee”) prior to being appointed or nominated for election to the Board, provided that the N&CG Committee acts in good faith to apply what it determines in good faith to be standards of qualification substantially similar to those it applies to other nominees to the Board or that are otherwise specifically targeted to the Board Designees. If the N&CG Committee so determines in good faith that an individual not listed on Schedule 2.1 is not so qualified for appointment or election to the Board, it will notify the Shareholder’s Representative in writing explaining the reasons therefor in reasonable detail, and the Shareholders may submit by Shareholder Action one or more alternative proposed Board Designees to the N&CG Committee until the N&CG Committee accepts such proposed Board Designees.

(b) If any Board Designee ceases to serve as a director for any reason, Wabtec will promptly cause any vacancy resulting thereby to be filled by another designee designated by Shareholder Action, in the class in which such Board Designee previously served as director.

(c) Notwithstanding anything to the contrary contained in this Agreement or the SPA, Wabtec will at all times provide such exculpation, indemnification, advancement and reimbursement of expenses (whether incurred in the investigating or defending a threatened or pending action, suit or proceeding for which indemnification may be sought, incurred in carrying out activities and obligations as a member of the Board, or otherwise) and compensation to the Board Designees (in his or her capacity as such) as is consistent with the exculpation, indemnification, advancement and reimbursement of expenses and compensation provided to other non-executive members of the Board. Wabtec acknowledges and agrees that any such indemnification obligations to indemnify or advance expenses to each Board Designee, in his or her capacity as such, for the matters covered by such indemnification obligations, will be the primary source of indemnification and advancement and reimbursement of expenses of such Board Designee in connection therewith. Wabtec will maintain directors and officers liability insurance policies in such amounts and on such terms as approved by the Board from time to time, including the Board Designees on the same terms as apply to other Board members.

2.2 Board Observer. Effective as of immediately after the Closing and until the earlier of (i) the date that is 18 months from the date of this Agreement and (ii) such time that Stéphane Rambaud-Measson is no longer an executive officer of Wabtec or any of its Subsidiaries, Stéphane Rambaud-Measson will be entitled to act as an observer to the Board (in such capacity, the “Board Observer”). Except as otherwise expressly provided herein, the Board Observer will have the same rights as a director of Wabtec with respect to receipt of information and the right to notice of and to participate in all meetings of the Board. It is understood and agreed that the Board Observer will have no voting rights, nor will the Board Observer be counted towards a quorum. The Board Observer will not be entitled to receive any compensation from Wabtec for services as a Board Observer, but will be entitled to reimbursement of reasonable out-of-pocket expenses for service as such consistent with the Company’s travel and expense policies for directors. Wabtec shall also provide to the Board Observer copies of all notices, reports, minutes, consents and any other materials at the time and in the manner as they are provided to the directors and committee members. Notwithstanding the foregoing, the Board may excuse the Board Observer from, and withhold any information relating to, (A) any executive session of the Board, (B) any Board activity in which it determines that the Board Observer has a personal interest that is different from, or in addition to, the members of the Board generally, or (C) if it determines in good faith after consultation with counsel (which may be inside counsel) that so doing could be reasonably expected to result in the loss of the attorney-client privilege or other protection.

2.3 Confidentiality. Each Shareholder agrees, and will cause its controlled Affiliates and its and its controlled Affiliates’ representatives (including the Shareholders Representative) to, (a) keep confidential all Confidential Information received by participation in the activities of the Board (whether from a Board Designee or otherwise) or otherwise received by it from Wabtec, Faiveley Transport, their respective Affiliates or their respective representatives, (b) not disclose or reveal any such information to any Person without the prior written consent of Wabtec other than to such Shareholder’s Affiliates’ directors, general partner, investors and officers, attorneys, accountants and financial advisors (the “Representatives”) whom the Shareholder determines in good faith need to know such information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Shareholder in Wabtec, and (c) use reasonable best efforts to cause its Permitted Representatives to observe the terms of this Section 2.3 as if they were Parties to this Agreement; provided, however, that nothing herein will prevent any Shareholder or any of its controlled Affiliates from disclosing any information that is required to be disclosed by Law so long as, prior to such disclosure, the applicable Shareholder or such Affiliate, unless prohibited by Law, uses reasonable efforts to notify Wabtec of any such disclosure, uses reasonable efforts (at Wabtec’s sole expense) to limit the disclosure requirements of such Law and maintains the confidentiality of such information to the maximum extent permitted by Law.

2.4 Wabtec Policies. Without limiting the generality or effect of any other provision hereof, the Shareholders acknowledge and covenant that they will use reasonable best efforts to cause the Board Designees to comply with any written policies approved by the Board and published on Wabtec’s corporate website or furnished in writing from time to time by Wabtec, including policies in respect of trading in Wabtec securities, provided that such policies are generally applicable to directors and executive officers of Wabtec.

2.5 Rights Solely for the Shareholders. The rights and obligations of the Shareholders pursuant to this Article II will only apply with respect to the Shareholders, and may not be assigned or delegated to any other Person; provided, however, that any Shareholder may assign such rights and delegate such obligations to another Shareholder in respect of Shares Transferred to any other Shareholder or to a Permitted Transferee in accordance with this Agreement.

2.6 Legends; Securities Act Compliance. (a) Each Shareholder acknowledges that the Initial Shares and any Common Shares issued upon exchange, conversion or redemption thereof have not been, as of the date hereof, registered under the Securities Act or under any other securities Laws and, without limiting the generality or effect of any other provision hereof, agrees that it will not Transfer of any of such Initial Shares or Common Shares except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws and the provisions of this Agreement. Each Shareholder agrees that all certificates, book-entry shares or other instruments representing such Initial Shares or Common Shares subject to this Agreement will bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE NOT ISSUED IN A TRANSACTION REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT

RELATING THERETO OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. IN ADDITION, THE SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AS SUBJECT TO RESTRICTIONS SET FORTH IN A SHAREHOLDERS AGREEMENT, DATED                     , 2015, A COPY OF WHICH, AS AMENDED FROM TIME TO TIME, MAY BE OBTAINED FROM WABTEC CORPORATION.”

(b) Notwithstanding Section 2.6(a) of this Agreement, at the request of a Shareholder, (i) at such time as such restrictions are no longer applicable and (ii) with respect to the first sentence of the foregoing legend, upon receipt by Wabtec of an opinion of counsel reasonably satisfactory to Wabtec to the effect that the first sentence of the foregoing legend is no longer required under the Securities Act or other applicable Laws, as the case may be, Wabtec will promptly cause such legend to be removed from any certificate or book-entry share for any Initial Shares or Common Shares.

2.7 Transfer Restrictions. (a) Other than in the case of a Permitted Transfer, each Shareholder covenants that it will not, during the period from the Closing until the earlier of (A) the three-year anniversary of the Closing Date and (B) a Change of Control of Wabtec, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (or enter into an obligation regarding the future sale, assignment, pledge or transfer of) (collectively, “Transfer”) any Shares or Common Shares into which Shares have been converted or any interest therein or (ii) enter into any short-sale transaction involving, or measured by, Common Shares;, provided, however, that the foregoing restrictions will not apply to (i) Transfers of Shares or Common Shares into which Shares have been converted from one Shareholder to another or (ii) Transfers to a trust or other estate or personal planning Person, provided that the Transferor retains the sole right to direct the voting and disposition of the Shares or Common Shares into which Shares have been converted subject to such Transfer and the Transferee thereof executes a written instrument satisfactory to Wabtec by which it becomes a Party to and bound by this Agreement; provided that a change of control of a Shareholder will not, in itself, constitute or be deemed to be a Transfer.

(b) Wabtec may impose stop-transfer instructions to effectuate the provisions of Section 2.7(a).

2.8 Standstill Restrictions. During the period in which any Board Designee is a member of the Board, each Shareholder covenants that, unless expressly invited in writing with the approval of a majority of the Incumbent Directors, it will not, and will cause or permit any of its consolidated Subsidiaries or controlled Affiliates not to, directly or indirectly:

(a) acquire, offer to acquire or agree to acquire, by purchase or otherwise, Beneficial Ownership of Common Shares or any other security, including any cash-settled option or other derivative security, that transfers all or any portion of the economic benefits or risks of the ownership of Common Shares to any Person other than a Shareholder, other than (i) as may be issued by Wabtec on account of the Common Shares, Preferred Shares or other securities of Wabtec pursuant to any stock dividend or distribution, stock split, other subdivision or other recapitalization or reclassification or similar capital transaction or pursuant to any shareholder rights or similar plan, (ii) any Common Shares, Preferred Shares or other securities of Wabtec issued by the Company or any of its Subsidiaries to any Board Designee in his or her capacity as such, (iii) the acquisition of Common Shares, Preferred Shares or other securities of Wabtec as contemplated by Section 2.10 (including in a public offering) of this Agreement or pursuant to any other rights of the holders of Preferred Shares (including preemptive rights and rights to receive or purchase securities of Wabtec in connection with anti-dilution adjustments), or (iv) any other acquisition of Common Shares by one or more Shareholders so long as such acquired Shares constitute, in the aggregate, less than 5% of the total outstanding Common Shares, calculated on a fully diluted basis (including, for this purpose, any Common Shares for which any Preferred Shares then outstanding may be exchanged, converted or redeemed);

(b) make any statement or proposal to Wabtec or any of Wabtec’s stockholders regarding, or make any public announcement, proposal or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, or otherwise solicit or effect, or seek or offer or propose to effect (whether directly or indirectly, publicly or otherwise) (i) any business combination, merger, tender offer, exchange offer or similar transaction involving Wabtec or any of its Subsidiaries that may reasonably be expected to result in a Change of Control, (ii) any restructuring, recapitalization, liquidation, dissolution or similar transaction involving Wabtec or any of its Subsidiaries, including any material divestiture, break-up or spinoff, (iii) any acquisition of any of Wabtec’s or its Subsidiary’s equity securities or rights or options to acquire interests in Wabtec’s or its Subsidiary’s equity securities, or (iv) the composition of or election of any individual to the Board, except as permitted by this Agreement (and as may be required by applicable Law in connection therewith);

(c) negotiate or act in concert with, or knowingly finance, knowingly assist or knowingly encourage, any other Person in connection with any of the actions set forth in Sections 2.8(a) or (b), or otherwise form, join or participate in a group (in each case other than a group comprised solely of Shareholders, Permitted Transferees and their respective controlled Affiliates) with respect to any Common Shares in connection with any of the actions set forth in Sections 2.8(a) or (b);

(d) except as provided herein, request, call or seek to call a meeting of the stockholders of Wabtec, except as expressly provided herein, nominate any individual for election as a director of Wabtec at any meeting of stockholders of Wabtec, submit any stockholder proposal (pursuant to Rule 14a-8 promulgated under the Exchange Act or otherwise) to seek representation on the Wabtec Board other than as expressly provided herein or any other proposal to be considered by the stockholders of Wabtec, or recommend that any other Wabtec stockholders vote in favor of, or otherwise publicly comment favorably or unfavorably about, or solicit votes or proxies for, any such nomination or proposal submitted by another stockholder of Wabtec, or otherwise publicly seek to control or influence the Wabtec Board, management or policies of Wabtec;

(e) deposit any Shares or Common Shares in a voting trust or similar arrangement or subject any Shares or Common Shares to any voting agreement, pooling arrangement or similar arrangement (in each case other than as contemplated in this Agreement or solely among a group comprised solely of Shareholders and their respective controlled Affiliates); or

(f) take any action which would reasonably be expected to require Wabtec to make a public announcement regarding (including any public filing) any of the actions set forth in this Section 2.8.

The foregoing limitations will (i) not preclude any confidential proposal made to the Board that is expressly conditioned upon the maintenance of the confidentiality thereof or (ii) in no way limit the activities of any Board Designee or Management Director taken in his or her capacity as a director of Wabtec.

2.9 Purchaser Voting Agreement. During the period in which any Board Designee is a member of the Board, each Shareholder covenants that (a) if requested by Wabtec, it will vote all of the Shares or Common Shares that it collectively Beneficially Owns and over which it maintains sole voting power in the same proportion as all Common Shares not Beneficially Owned by Shareholders with respect to or, if recommended by a majority of the Incumbent Directors, in favor of, the election of members of the Board nominated by the N&CG Committee or a majority of the Independent Directors and (b) will use commercially reasonable efforts to be present, in person or by proxy, at all meetings of stockholders of Wabtec so that all such Shares may be counted for purposes of determining the presence of a quorum at all meetings of holders of Common Shares.

2.10 Preemptive Rights. In the event that Wabtec determines to sell Common Shares, Preferred Shares or other equity or voting securities of Wabtec to a third party for cash other than in a public offering, Wabtec will make proper provision to offer each Shareholder the opportunity to purchase such Common Shares, Preferred Shares or other equity or voting securities of Wabtec on the same terms as they are offered to such third party in order to maintain the Shareholder’s percentage equity and voting ownership interest in Wabtec (calculated assuming conversion of all outstanding Preferred Shares) by notice given to the Shareholders not less than 10 Business Days prior to any such third-party sale (the “Issuance Notice”) which shall set forth the amount and description of the securities proposed to be sold and the percentage of fully diluted outstanding equity or voting securities of Wabtec such securities would represent after the sale, the proposed date of the sale, the proposed acquiror and the estimated purchase price per security so sold or issuance. If any Shareholder fails to accept such offer in writing within ten Business Days of receipt of such Issuance Notice, such rights will be deemed irrevocably waived. If any Shareholder elects to purchase such securities, such Shareholder will be irrevocably bound to purchase the securities on the terms sold to such third party (to the extent set forth in the Issuance Notice). The foregoing rights will not apply to Common Shares issued in a merger, acquisition or other business combination transaction or Common Shares issued under employee equity plans or Common Shares or other securities offered and sold in a public offering, provided, however, that any Shareholder may purchase Common Shares or other securities in any such public offering approved by the Board in an amount necessary to avoid dilution of its percentage equity interest in Wabtec prior to such offering. Any Common Shares so purchased will be deemed, without further action, to be “Shares” for purposes of this Agreement.

2.11 Shareholders Representative. (a) The Person designated as the Shareholders Representative on Schedule 2.1 (and any successor approved by Shareholder Action) is hereby appointed, authorized and empowered to act as a representative for all Shareholders as the exclusive agent and attorney-in-fact to act on behalf of each Shareholder in connection with and to facilitate the consummation of the transactions contemplated hereby, and will have the power and authority:

(i) to execute and deliver such amendments, waivers and consents in connection with this Agreement, in each case as the Shareholders Representative, in its sole discretion, may deem necessary or desirable;

(ii) as Shareholders Representative, to enforce the rights of all Shareholders and to enforce the rights of the Shareholders Representative arising out of or under or in any manner relating to this Agreement, and to take any and all actions which the Shareholders Representative believes are necessary or appropriate under this Agreement for and on behalf of the Shareholders, including asserting or pursuing any claim, investigation or action (a “Claim”) against or defending any Claim made by Wabtec, consenting to, compromising or settling any such Claims, conducting negotiations with Wabtec and its respective representatives regarding such Claims and, in connection therewith, to (A) assert any claim or institute any Claim; (B) investigate, defend, contest or litigate any Claim initiated by Wabtec, or by any Governmental Authority against the Shareholders Representative or any of the Shareholders, and receive process on behalf of any or all of the Shareholders in any such Claim and compromise or settle on such terms as the Representative determines to be appropriate, and give receipts, releases and discharges with respect to, any such Claim, and (C) file and prosecute appeals from any decision, judgment or award rendered in any such Claim, it being understood that the Shareholders Representative will not have any obligation to take any such Claims, and will not have any liability for any failure to take any such Claims;

(iii) to interpret all of the provisions of this Agreement and to consent to, execute and delivery any amendment or waiver hereof or thereof on behalf of the Shareholders; and

(iv) to make, execute, acknowledge and deliver all such other agreements, notices, requests, instructions, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or appropriate in connection with or to carry out the transactions contemplated by this Agreement.

(b) The Shareholders Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment by the Shareholders of all its costs and expenses incurred as the Shareholders Representative. In connection with this Agreement and in exercising or failing to exercise all or any of the powers conferred upon the Shareholders’ Representative hereunder (i) the Shareholders Representative will incur no responsibility whatsoever to any Shareholder by reason of any error in judgment or other act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents bad faith or willful misconduct, and (ii) the Shareholders Representative will be entitled to rely in good faith on the advice of counsel, public accountants or other experts experienced in the matter at issue, and any error in judgment or other act or omission of the Shareholders Representative pursuant to such advice shall in no event subject the Shareholders Representative to liability to any Shareholders. Each Shareholder will indemnify, pro rata based upon such Shareholder’s ownership percentage of Shares, the Shareholders Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against it or them (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof relating to the acts or omissions of the Shareholders Representative hereunder or otherwise; provided, however, that the foregoing indemnification will not apply in the event of any act or omission to act which is finally judicially adjudicated to have resulted from the bad faith or willful misconduct of the Shareholders Representative. Any amount payable to the Shareholders Representative pursuant to this Section 2.11 will be paid to the Shareholders Representative by the Shareholders and none of Wabtec or any of its respective Affiliates, directors, officers, employees, representatives or advisors will have any liability to the Shareholders Representative. Upon written notice from the Shareholders Representative to the Shareholders as to the existence of a deficiency toward the payment of any such indemnification amount, each Shareholder will promptly deliver to the Shareholders Representative full payment of his, her or its ratable share of the amount of such deficiency based upon such Shareholder’s ownership percentage; provided, that no such Shareholder will be liable for any claim of indemnification which is, individually or in the aggregate, in excess of such Shareholder’s ownership percentage of the aggregate liquidation preference of the Shares to which such Shareholder received pursuant to the SPA.

(c) All of the indemnities, immunities and powers granted to the Shareholders Representative under this Agreement will survive any termination of this Agreement.

(d) The grant of authority provided for in this Section 2.11 (i) is coupled with an interest and is irrevocable and will survive the death, incompetency, bankruptcy or liquidation of any Shareholder and (ii) will survive the Closing.

(e) A decision, act, consent or instruction of the Shareholders Representative constitutes a decision, act, consent or instruction, as applicable of all the Shareholders, and Wabtec may rely upon any such decision, act, consent or instruction of the Shareholders Representative as being the decision, act, consent or instruction of all Shareholders.

III. REGISTRATION RIGHTS

3.1 Registration on Request. (a) Subject to Section 3.1(c), if at any time following the third anniversary of the Closing, Wabtec receives a written request (a “Registration Request”) from the Shareholders by Shareholder Action on behalf of one or more Shareholders (the “Initiating Shareholders”) that Wabtec file a Registration Statement covering the registration of Common Shares having an aggregate market value (based on VWAP) of at least $100.0 million as of the date of such request, then Wabtec will use commercially reasonable efforts to, as expeditiously as possible, effect the registration of such portion of the Registrable Securities set forth in such Registration Request, in accordance with the intended method of distribution stated in such Registration Request, and any other Registrable Securities that any Shareholder or Shareholders request to be registered pursuant to Section 3.2, pursuant to a Registration Statement, to the extent necessary to permit the disposition of the Registrable Securities to be so registered. Each Registration Request pursuant to this Section 3.1 must be in writing and specify the number of Registrable Securities requested to be registered and the intended method of distribution. Notwithstanding the foregoing, Wabtec will not be obligated to file a Registration Statement requested pursuant to this Section 3.1:

(i) within a period of 90 calendar days after the date of delivery of any other Registration Request pursuant to this Section 3.1;

(ii) during such time as the Shareholders are able to sell Registrable Securities pursuant a Shelf Registration Statement under Section 3.3 or pursuant to Rule 144 without being subject to the volume limitations or manner of sale restrictions thereof;

(iii) during such time as the Shareholders may sell Registrable Securities pursuant a Shelf Registration Statement under Section 3.3;

(iv) on a total of more than two occasions in any calendar year (if, on each such occasion, the registration shall have been deemed to have been effected in accordance with Section 3.2(b) of this Agreement);

(v) in any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Wabtec is already subject to service of process in such jurisdiction and except as may be required by the Securities Act; or

(vi) if the Shareholders propose to dispose of Registrable Securities that may be registered at such time pursuant to a Registration Statement contemplated in Section 3.2.

(b) A registration requested pursuant to this Section 3.1 will not be deemed to have been effected unless the Registration Statement has become effective; provided, however, that if, within the period ending on the earlier to occur of (i) 90 days after the applicable Registration Statement has become effective (provided, that such period will be extended for a period of time equal to the period the holder of Registrable Securities refrains from selling any securities included in such Registration Statement at the request of Wabtec or the lead managing underwriter(s) pursuant to the provisions of this Agreement) and (ii) the date on which the distribution of the securities covered thereby has been completed, the offering of securities pursuant to such Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or other governmental agency or court, such Registration Statement will be deemed not to have been effected provided, further, that if a Shareholder, after exercising its right to request a registration pursuant to this Section 3.1 withdraws from a registration so requested after the filing thereof, such registration will be deemed to have been effective with respect to such Shareholder in accordance with this Section 3.1.

(c) Subject to Section 3.2, if, within five Business Days of receipt of a Registration Request, the Initiating Shareholders are advised in writing (the “Underwriter’s Advice”) that Wabtec has in good faith commenced the preparation of a Registration Statement for an underwritten Public Offering in which all Initiating Shareholders received a Piggyback Notice in accordance with this Agreement prior to receipt of such Registration Request and the managing underwriter of the proposed Public Offering has determined that, in such firm’s judgment, a registration at the time and on the terms requested would materially and adversely affect such underwritten Public Offering, then Wabtec will not be required to effect such requested registration pursuant to this Section 3.1 until the earliest of:

(i) the abandonment of such underwritten Public Offering by Wabtec;

(ii) 45 days after receipt of the Underwriter’s Advice by the Initiating Shareholders, unless the Registration Statement for such offering has become effective and such Public Offering has commenced on or prior to such 45th day; and

(iii) if the Registration Statement for such Public Offering has become effective and such Public Offering has commenced on or prior to such 45th day, the day on which the restrictions on the Shareholders contained in the related lock-up agreement lapse with respect to such offering.

Notwithstanding the foregoing, Wabtec will not be permitted to defer a registration requested pursuant to this Section 3.1 in reliance on this Section 3.1(c) more than once in any 365-day period.

(d) Wabtec may postpone the filing or effectiveness of any Registration Statement and suspend any Shareholder’s use of any prospectus which is a part of the Registration Statement (in which event the Shareholders will discontinue sales of the Registrable Securities pursuant to the Registration Statement) for a period of up to an aggregate of 90 days, and no more than once, in any 365-day period, exclusive of days covered by any lock-up agreement executed by the Shareholder in connection with any underwritten Public Offering after the request for registration pursuant to this Section 3.1 if Wabtec delivers to the Initiating Shareholders a certificate signed by either the chief executive officer or the chief financial officer of Wabtec certifying that the conditions constituting a Material Disclosure Event exist at such time.

(e) Wabtec will have the right to cause the registration of additional securities for sale for the account of any Person other than a Shareholder (including Wabtec) in any registration requested pursuant to this Section 3.1 to the extent the managing underwriter or other independent marketing agent for such offering (if any) determines that, in its judgment, the additional securities proposed to be sold will not materially and adversely affect the offering and sale of the Registrable Securities to be registered in accordance with the intended method or methods of disposition then contemplated by such registration requested pursuant to this Section 3.1.

(f) Any time a registration requested pursuant to this Section 3.1 involves an underwritten Public Offering, the Initiating Shareholders will, after consultation in good faith with Wabtec, select the investment banker(s) and manager(s) that will serve as managing underwriters (including which such managing underwriters will serve as lead or co-lead) and underwriters with respect to the offering of such Registrable Securities; provided, that such investment banker(s) and manager(s) are reasonably acceptable to the Wabtec (such acceptance not to be unreasonably withheld, conditioned or delayed).

3.2 Piggyback Registration. (a) If, after the two-year anniversary of the Closing, Wabtec proposes or is required to file a Registration Statement under the Securities Act or any other securities Laws with respect to an offering of any Common Shares, whether or not for sale for its own account (other than a registration statement (i) on Form S-4, Form S-8 or any similar form under non-U.S. Laws or (ii) filed solely in connection with any employee benefit or dividend reinvestment plan), then Wabtec will give prompt written notice of such proposed filing at least 10 Business Days before the anticipated filing date (the “Piggyback Notice”) to the Shareholders. Such Piggyback Notice must specify the number of shares of Common Shares proposed to be registered, the proposed date of filing of such Registration Statement with the SEC, the proposed means of distribution, the proposed managing underwriter(s) (if any) and a good faith estimate by Wabtec of the proposed minimum offering price of such shares of Common Shares. The Piggyback Notice will offer each of the Shareholders the opportunity to include in such Registration Statement the number of Registrable

Securities as they may request (a “Piggyback Registration”), subject to Section 3.2(b). Wabtec will include in each such Piggyback Registration all Registrable Securities with respect to which Wabtec has received written requests for inclusion therein from the Shareholders (without need for Shareholder Action), subject to Section 3.2(b). The Shareholders will be permitted to withdraw all or part of the Registrable Securities from a Piggyback Registration at any time at least three Business Days prior to the effective date of the Registration Statement relating to such Piggyback Registration. Wabtec will be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration for a period of 60 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold.

(b) If the managing underwriter or underwriters of a proposed underwritten offering advise Wabtec and the holders of such Registrable Securities that, in their judgment, because of the size of the offering which the Shareholders, Wabtec and/or such other Persons (as applicable) intend to make, the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included (taking into account, in addition to any considerations that the managing underwriter or underwriters reasonably deem relevant, the timing and manner to effect the offering), then the amount of Registrable Securities to be offered for the accounts of the Shareholders will be reduced pro rata to the extent necessary to reduce the total amount of Registrable Securities to be included in such offering to the amount recommended by such managing underwriter or underwriters; provided that if Common Shares are being offered for the account of Persons other than Wabtec, then the Common Shares intended to be offered for the account of such other Persons will be reduced pro rata to the extent necessary to permit the Shareholders to include all of their Registrable Securities in such offering.

3.3 Shelf Registration. (a) If at any time following the third anniversary of the Closing, subject to the availability of registration on Form S-3 or any successor form thereto (“Form S-3”) to Wabtec, Wabtec receives a written request (a “Shelf Notice”) from the Shareholder Representative, then Wabtec will use commercially reasonable efforts to, as expeditiously as possible, file and cause to be declared effective by the SEC, a Registration Statement on Form S-3 providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”) relating to the offer and sale, from time to time, of all or any portion of the Registrable Securities then held by the Shareholders. Notwithstanding the foregoing, to the extent that following the second anniversary of the Closing Wabtec is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act), a Shelf Notice will not be required and Wabtec will file, in order that such Shelf Registration Statement is effective on the date of the third anniversary of the Closing, the Shelf Registration Statement in the form of an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) or any successor form thereto registering an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act relating to the offer and sale, from time to time, of all or any portion of the Registrable Securities then held by the Shareholders.

(b) Subject to Section 3.3(d), Wabtec will use commercially reasonable efforts to keep the Shelf Registration Statement continuously effective, including by renewing the Shelf Registration Statement, until the earlier of (i) five years after the Shelf Registration Statement has been declared effective and (ii) the date on which all Registrable Securities covered by the Shelf Registration Statement have been sold thereunder in accordance with the plan and method of distribution disclosed in the prospectus included in the Shelf Registration Statement, or otherwise cease to be Registrable Securities.

(c) Wabtec will be entitled, from time to time, by providing written notice to the holders of Registrable Securities who elected to participate in the Shelf Registration Statement, to require such holders of Registrable Securities to suspend the use of the prospectus for sales of Registrable Securities under the Shelf Registration Statement for a period of up to an aggregate of 60 days, and no more than once, in any 365-day period, exclusive of days covered by any lock-up agreement executed by the Shareholder in connection with any underwritten Public Offering if Wabtec delivers to such Shareholders a certificate signed by either the chief executive officer or the chief financial officer of Wabtec certifying that the conditions constituting a Material Disclosure Event exist at such time. Following the earlier of (i) the termination of the conditions constituting a Material Disclosure Event and (ii) 60 days following delivery of the notice certifying the existence of a Material Disclosure Event, without any further request from a holder of Registrable Securities, Wabtec to the extent necessary will, as expeditiously as possible, prepare a post-effective amendment or supplement to the Shelf Registration Statement or the prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) At any time that a Shelf Registration Statement is effective, if any Shareholder holding of Registrable Securities delivers a notice to Wabtec (a “Take-Down Notice”), without need for any Shareholder Action, stating that it intends to sell all or part of its Registrable Securities included by it on the Shelf Registration Statement in an underwritten Public Offering (a “Shelf Offering”), then, Wabtec will, as expeditiously as possible, amend or supplement the Shelf Registration Statement as may be necessary in order to enable such Registrable Securities to be distributed pursuant to the Shelf Offering (taking into account the inclusion of Registrable Securities by any other holders pursuant to this Section 3.3). In connection with any Shelf Offering that is an underwritten Public Offering and where the plan of distribution set forth in the applicable Take-Down Notice includes a customary “road show” (including an “electronic road show”) involving substantial marketing efforts by Wabtec and the underwriters (a “Marketed Underwritten Shelf Offering”):

(i) Wabtec will forward the Take-Down Notice to all other Shareholders holding Registrable Securities included on the Shelf Registration Statement and Wabtec will permit each such holder to include its Registrable Securities included on the Shelf Registration Statement in the Marketed Underwritten Shelf Offering if such holder notifies the proposing Wabtec within five days after delivery of the Take-Down Notice to such holder, without need for Shareholder Action; and

(ii) if the managing underwriter(s) advises the holders of Registrable Securities that, in its opinion, the inclusion of all of the securities sought to be sold in connection with such Marketed Underwritten Shelf Offering would materially and adversely affect the success thereof, then there will be included in such Marketed Underwritten Shelf Offering only such securities as is advised by such lead managing underwriter(s) can be sold without such effect, and such number of Registrable Securities shall be allocated in the same manner as described in Section 3.2(b).

3.4 Registration Procedures. If and whenever Wabtec is required to use commercially reasonable efforts to effect the registration of any Registrable Securities under the Securities Act as provided herein, Wabtec covenants that:

(a) before filing a Registration Statement (which for purposes of this Section 3.3 includes any Shelf Registration Statement) or any amendments or supplements thereto, Wabtec will furnish to each Shareholder and their Representatives copies of all such documents proposed to be filed, which documents will be subject to their review and reasonable comment, and other documents reasonably requested by the Shareholders, including any comment letter from the SEC, and, if requested, provide the Shareholders and their Representatives reasonable opportunity to participate in the preparation of such documents proposed to be filed and such other opportunities to conduct a reasonable investigation within the meaning of the Securities Act, including reasonable access to Wabtec’s books and records, officers, accountants and other advisors;

(b) subject to terms and conditions of this Article III, Wabtec will prepare and, file with the SEC a Registration Statement with respect to such Registrable Securities on any form for which Wabtec then qualifies or which counsel for Wabtec in good faith deems appropriate and which form will be available for the sale of such Registrable Securities in accordance with the intended methods of distribution thereof, use its best efforts to cause such Registration Statement to become and remain effective and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement;

(c) Wabtec will prepare and file with the SEC or other Governmental Entity having jurisdiction such amendments and supplements to such Registration Statement as may be necessary to keep such Registration Statement effective continuously for the period referred to in accordance with this Article III;

(d) if requested by the managing underwriter(s), if any, or the Shareholder Representative, Wabtec will promptly include in a prospectus supplement or post-effective amendment such information as the lead managing underwriter(s), if any, and Shareholder Representative may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such post-effective amendment as expeditiously as possible after Wabtec has received such request;

(e) Wabtec will furnish to the managing underwriter(s), if any, and each Shareholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as a Shareholder may reasonably request including in order to facilitate the disposition of its Registrable Securities;

(f) Wabtec will register or qualify such Registrable Securities under such other securities or blue sky Laws of such jurisdictions as a Shareholder or managing underwriter(s), if any, reasonably requests and do any and all other acts and things that may be reasonably necessary or reasonably advisable to enable the Shareholders to consummate the disposition in such jurisdictions of the Registrable Securities owned by the Shareholders, provided that Wabtec will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction;

(g) Wabtec will notify each Shareholder at any time when a prospectus relating to the Registrable Securities is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, as soon as reasonably practicable, prepare and furnish to each Shareholder a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(h) Wabtec will notify each Shareholder (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC or other Governmental Entity for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, and (iii) of the issuance by the SEC or other Governmental Entity of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes;

(i) Wabtec will cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Wabtec are then listed, if applicable;

(j) Wabtec will provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;

(k) Wabtec will make available for inspection by each Shareholder and its respective counsel, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by a Shareholder or underwriter, all financial and other records, pertinent corporate documents and documents relating to the business of Wabtec and customarily provided in a secondary offering, and cause Wabtec’s officers, directors, employees and independent accountants to supply all information reasonably requested by a Shareholder, underwriter, attorney, accountant or agent in connection with such Registration Statement, provided that it will be a condition to such inspection and receipt of such information that the inspecting Person (i) enter into a confidentiality agreement in form and substance reasonably satisfactory to Wabtec and (ii) agree to use commercially reasonable efforts to minimize the disruption to Wabtec’s business in connection with the foregoing.

(l) Wabtec will, if requested, obtain a “comfort” letter or letters from Wabtec’s independent public accountants in customary form and covering matters of the type customarily covered by “comfort” letters as the applicable Shareholder or Shareholders reasonably request;

(m) Wabtec will, if requested, obtain a legal opinion of Wabtec’s outside counsel in customary form and covering such matters of the type customarily covered by legal opinions of such nature and reasonably satisfactory to the applicable Shareholder or Shareholders, which opinion will be addressed to any underwriters and such Shareholder or Shareholders;

(n) Wabtec will, if applicable, reasonably cooperate with the applicable Shareholder or Shareholders and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority, and any other agencies or authorities as may be reasonably necessary to enable the such Shareholders to consummate the disposition of such Registrable Securities;

(o) Wabtec will enter into such agreements (including an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and use its commercially reasonable efforts to take all such other actions reasonably requested by Shareholders therewith (including those reasonably requested by the managing underwriter(s), if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten Public Offering (i) make such representations and warranties to the holders of such

Registrable Securities and the underwriters, if any, with respect to the business of Wabtec, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and, if true, confirm the same if and when requested, (ii) if an underwriting agreement has been entered into, the same will contain indemnification provisions as are customary in underwritten offerings, and (iii) deliver such documents and certificates as reasonably requested by the Shareholders and the lead managing underwriters(s), if any, to evidence the continued validity of the representations and warranties made pursuant to sub-clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by Wabtec, in each case as and to the extent required thereunder;

(p) Wabtec will use commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement filed pursuant to this Article III, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction at the earliest reasonable practicable date, provided that Wabtec will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction, or (iii) consent to general service of process in any such jurisdiction; and

(q) Wabtec will endeavor in good faith to have appropriate officers of Wabtec prepare and make presentations at a reasonable and customary number of “road shows” and before analysts and rating agencies, as the case may be, and other information meetings reasonably organized by the underwriters and otherwise use commercially reasonable efforts to cooperate as reasonably requested by the Shareholders and the underwriters in the offering, marketing or selling of the Registrable Securities.

3.5 Provision of Information. As a condition to registering Registrable Securities, Wabtec may require a Shareholder to furnish Wabtec such information regarding such Shareholder and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as Wabtec may from time to time reasonably request in writing.

3.6 Registration Expenses. Except as otherwise provided in this Agreement, all expenses incidental to Wabtec’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky Laws, word processing, duplicating and printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for Wabtec and counsel (limited to one law firm) for the Shareholders and all independent certified public accountants and other Persons retained by Wabtec (all such expenses, “Registration Expenses”), will be borne by Wabtec. Wabtec will, in any event, pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expenses of any annual audit or quarterly review and, if applicable, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Wabtec are then listed. Each participating Shareholder will pay all underwriting discounts, selling commissions and transfer taxes applicable to the sale of Registrable Securities hereunder, the fees and expenses of counsel beyond the one law firm paid for by Wabtec and any other Registration Expenses required by Law to be paid by such Shareholder pro rata on the basis of the amount of proceeds from the sale of their securities so registered.

3.7 Participation Conditions. (a) No Shareholder may participate in any registration hereunder that is underwritten unless such Shareholder (i) agrees to sell its Registrable Securities on the basis provided in any underwriting arrangements approved by the Shareholders Representative (including pursuant to the terms of any over-allotment or “green shoe” option requested by the managing underwriter(s), provided that a Shareholder will not be required to sell more than the number of Registrable Securities that such Shareholder has requested Wabtec to include in any registration), (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up or holdback agreements and other documents reasonably required under the terms of such underwriting arrangements and customary in an Public Offering, so long as such provisions are substantially the same for all selling shareholders, and (iii) uses commercially reasonable efforts to cooperate with Wabtec’s reasonable requests in connection with such registration or qualification. Notwithstanding the foregoing, the liability of a Shareholder or any transferee participating in such an underwritten registration will be limited to an amount equal to the amount of gross proceeds attributable to the sale of such Shareholder’s Registrable Securities in such registration.

(b) Each Shareholder that is participating in any registration hereunder agrees that, upon receipt of any notice from Wabtec of the happening of any event of the kind described in Section 3.4(g), such Person will forthwith discontinue the disposition of its Registrable Securities pursuant to the Registration Statement until such Person receives copies of a supplemented or amended prospectus as contemplated by such Section 3.4(g). In the event Wabtec gives any such notice, the applicable time period during which a Registration Statement is to remain effective under this Article III will be extended by the number of days during the period from and including the date of the giving of such notice pursuant to this Section 3.7(b) to and including the date when the Shareholders will have received the copies of the supplemented or amended prospectus contemplated by Section 3.4(g).

3.8 Rule 144. (a) Wabtec will use reasonable efforts to, upon the request of a Shareholder or any transferee, make publicly available such information as necessary to permit sales pursuant to Rule 144, and will use reasonable efforts to take such further action as a Shareholder or any transferee may reasonably request, all to the extent required from time to time to enable such Person to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of a Shareholder or any transferee, Wabtec will deliver to such Person a written statement as to whether it has complied with such information requirements.

(b) Wabtec will not issue new certificates or enter any book-entry shares for Registrable Securities without a legend restricting further transfer unless (i) such Shares have been sold to the public pursuant to an effective Registration Statement under the Securities Act or Rule 144 or (ii) (x) otherwise permitted under the Securities Act, (y) the holder of such Shares has delivered to Wabtec an opinion of counsel, which opinion and counsel is reasonably satisfactory to Wabtec, to such effect, and (z) the holder of such Shares expressly requests the issuance of such certificates or book-entry shares in writing.

3.9 Holdback. In consideration for Wabtec agreeing to its obligations under this Agreement, each Shareholder agrees in connection with any registration of Wabtec’s securities (whether or not such Person is participating in such registration) upon the request of Wabtec and the underwriters managing any underwritten offering of Wabtec’s securities, on the same terms as all directors and officers agree, not to effect (other than pursuant to such registration) any public sale or distribution of Registrable Securities or make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities, any other equity securities of Wabtec or any securities convertible into or exchangeable or exercisable for any equity securities of Wabtec without the prior written consent of Wabtec or such underwriters, as the case may be, during such period as may be required by the managing underwriter.

3.10 Registration Indemnification. (a) Wabtec agrees to indemnify and hold harmless, to the fullest extent permitted by Law, each Shareholder and its Affiliates and their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such Shareholder or such other indemnified Person and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each underwriter, if any, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, from and against all losses, claims, damages, liabilities, costs, expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses), judgments, fines, penalties, charges and amounts paid in settlement (collectively, the “Losses”), as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of a material fact contained in any Registration Statement or Shelf Registration Statement filed pursuant to this Article III, and any prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (without limitation of the preceding portions of this Section 3.10(a)) will reimburse each such Shareholder, each of its Affiliates, and each of their respective officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents and each such Person who controls each such Shareholder and the officers, directors, members, shareholders, employees, managers, partners, accountants, attorneys and agents of each such controlling Person, each such underwriter and each such Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, except insofar as the same are caused by any information furnished in writing to Wabtec by any other party expressly for use therein.

(b) In connection with any Registration Statement or Shelf Registration Statement in which a Shareholder is participating each such Shareholder shall, severally and not jointly, indemnify Wabtec, its directors and officers, and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) Wabtec, from and against all Losses, as incurred, arising out of, caused by, resulting from or relating to any untrue statement (or alleged untrue statement) of material fact contained in the Registration Statement or Shelf Registration Statement, or any prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto or any omission (or alleged omission) of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (without limitation of the preceding portions of this Section 3.10(b)) will reimburse Wabtec, its directors and officers and each Person who controls Wabtec (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) for any legal and any other expenses reasonably incurred in connection with investigating and defending or settling any such claim, Loss, damage, liability or action, in each case solely to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement or Shelf Registration Statement, or any prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Wabtec by such Shareholder for inclusion in such Registration Statement or Shelf Registration Statement, prospectus or preliminary prospectus or issuer free writing prospectus or any amendment or supplement thereto. Notwithstanding the foregoing, no Shareholder will be liable under this Section 3.10(b) for amounts in excess of the net proceeds received by such Shareholder in the offering giving rise to such liability.

(c) Any Person entitled to indemnification hereunder will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided, however, the failure to give such notice will not release the indemnifying party from its obligation, except to the extent that the indemnifying party has been actually and materially prejudiced by such failure to provide such notice on a timely basis.

(d) In any case in which any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and acknowledging the obligations of the indemnifying party with respect to such proceeding, the indemnifying party will not (so long as it shall continue to have the right to defend, contest, litigate and settle the matter in question in accordance with this paragraph) be liable to such indemnified party hereunder for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, supervision and monitoring (unless (i) such indemnified party reasonably objects to such assumption on the grounds that there may be defenses available to it which are different from or in addition to the defenses available to such indemnifying party and, as a result, a conflict of interest exists or (ii) the indemnifying party will have failed within a reasonable period of time to assume such defense and the indemnified party is or would reasonably be expected to be materially prejudiced by such delay, in either event the indemnified party will be promptly reimbursed by the indemnifying party for the reasonable expenses incurred in connection with retaining one separate legal counsel (for the avoidance of doubt, for all indemnified parties in connection therewith)). For the avoidance of doubt, notwithstanding any such assumption by an indemnifying party, the indemnified party will have the right to employ separate counsel in any such matter and participate in the defense thereof, but the fees and expenses of such counsel will be at the expense of such indemnified party except as provided in the previous sentence. An indemnifying party will not be liable for any settlement of an action or claim effected without its consent (which consent shall not be unreasonably withheld, conditioned or delayed). No matter may be settled by an indemnifying party without the consent of the indemnified party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement (i) includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation, (ii) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any indemnified party and (iii) does not involve any injunctive or equitable relief that would be binding on the indemnified party or any payment that is not covered by the indemnification hereunder.

(e) The indemnification provided for under this Agreement shall survive the Transfer of the Registrable Securities and the termination of this Agreement.

IV. MISCELLANEOUS

4.1 Termination. This Agreement will terminate, except for this Article IV and as otherwise provided in this Agreement, as to each Shareholder, on the date that such Shareholder no longer Beneficially Owns any Shares or, if earlier, upon the written agreement of Wabtec and the Shareholders by Shareholder Action.

4.2 Expenses. Except as otherwise expressly provided herein or in the SPA, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such expenses.

4.3 Notice. All notices, requests, demands and other communications made under or by reason of the provisions of this Agreement must be in writing and be given by hand delivery, email, facsimile or next Business Day courier to the affected Party at the addresses and facsimile numbers set forth below or at such other addresses or facsimile numbers as such Party may have provided to the other Parties in accordance herewith. Such notices will be deemed given at the time personally delivered (if delivered by hand with receipt acknowledged), upon issuance by the transmitting machine of confirmation that the number of pages constituting the notice has been transmitted without error and confirmed telephonically (if sent by email or facsimile), and the first Business Day after timely delivery to the courier (if sent by next-Business Day courier specifying next-Business Day delivery).

(a) If to Wabtec, to:

Wabtec Corporation

1001 Air Brake Avenue

Wilmerding, PA 15148 – USA

Attention: David L. DeNinno

Fax No.: +1 412.825.1019

Email: ddeninno@wabtec.com

With a copy (which will not constitute notice) to:

Jones Day

222 East 41st Street

New York, New York 10017

Attention: Robert Profusek

Fax No.: 212.755.7306

Email: raprofusek@jonesday.com

Jones Day

2 rue Saint Florentin

75001 Paris

Attention: Sophie Hagège

Fax No.: + 33 (0)1 56 59 39 38

Email: shagege@jonesday.com

(b) If to any of the Shareholders, to the Shareholders Representative:

Mr. Erwan Faiveley

Famille Faiveley Participations

10, rue du Tribourg

21700 Nuits Saint Georges – FRANCE

Attention: Mr Erwan Faiveley

Email: erwan.faiveley@gmail.com

With a copy (which will not constitute notice) to:

Darrois Villey Maillot Brochier

69 avenue Victor Hugo

75116 Paris

Attention: Bertrand Cardi and Olivier Huyghues Despointes

Fax No.: + 33 (0)1.45.02.49.49

Email: bcardi@darroisvilley.com and

ohuyghues@darroisvilley.com

Wachtell Lipton Rosen & Katz

51 West 52nd Street,

New York, NY 10019

Attention: Adam O. Emmerich and DongJu Song

Fax No.: + 1 212.403.2000

Email: aoemmerich@WLRK.com and

dsong@WLRK.com

4.4 Governing Law; Waiver of Jury Trial. (a) This Agreement, any claims, causes of actions or disputes (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement will be governed by and construed in accordance with the Laws applicable to contracts made and to be performed entirely in the State of Delaware, USA, without regard to any applicable conflict of Laws principles. The Parties agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may only be brought in the Delaware Chancery Court located in Wilmington Delaware, USA so long as such court has subject matter jurisdiction over such action, or alternatively in any United States District Court located in Wilmington, Delaware, USA if the aforesaid Delaware Chancery Court does not have subject matter jurisdiction, and that any cause of action arising out of this Agreement will be deemed to have arisen from a transaction of business in the State of Delaware, USA, and each of the Parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action which is brought in such court has been brought in an inconvenient forum. Process in any such action may be served on any Party anywhere in the world, whether within or without the jurisdiction of such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.3 will be deemed effective service of process on such Party.

(b) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER

NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT A PARTY TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.5 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, that monetary damages may be inadequate and that a party may have no adequate remedy at Law. The Parties accordingly agree that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

4.6 Successors and Assigns; Assignment. Except as otherwise expressly provided herein (a) the provisions hereof will inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the Parties hereto and (b) this Agreement may not be assigned or delegated by (i) Wabtec without prior written consent of the Shareholders by Shareholder Action or (ii) any Shareholder without the prior written consent of Wabtec.

4.7 Amendment and Waiver. No amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against Wabtec unless it is approved in writing by Wabtec, and no amendment, waiver or other modification of, or consent under, any provision of this Agreement will be effective against any Shareholder unless it is approved in writing by Shareholder Action; provided further that notwithstanding the foregoing, the addition of a Shareholder as a party hereto will not constitute an amendment hereto and may be effected by the execution of a joinder or counterpart hereto executed by such Shareholder and Wabtec. No waiver of any breach of any provision herein contained will be deemed a waiver of any preceding or succeeding breach thereof or of any other provision herein contained. The failure or delay of any of the Parties to assert any of its rights or remedies under this Agreement will not constitute a waiver of such rights nor will it preclude any other or further exercise of the same or of any other right or remedy.

4.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties, their permitted assigns and, to the extent herein provided, the Shareholders Representative, and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties, such permitted assigns and the Shareholders Representative, any legal or equitable rights hereunder; provided, that, Stéphane Rambaud-Méasson is an intended third party beneficiary of Section 2.2 of this Agreement.

4.9 Entire Agreement. This Agreement and the SPA constitute the entire agreement among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings, representations and undertakings, both written and oral, among the Parties with respect to the subject matter hereof and thereof, including any confidentiality agreements previously entered into any one or more of the Parties.

4.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy in any jurisdiction, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions and the intention of the parties with respect to the transactions contemplated hereby is not affected in any manner materially adverse to any of the parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

4.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement. This Agreement may be executed by any Party hereto by means of a facsimile, email or PDF transmission of an originally executed counterpart, the delivery of which facsimile, email or PDF transmission will have the same force and effect, except as specified in any document executed and delivered pursuant to the immediately preceding sentence, as the delivery of the originally executed counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Wabtec Corporation

By:	/s/ Albert J. Neupaver
	Name:	Albert J. Neupaver
	Title:	Executive Chairman

SHAREHOLDERS:

/s/ Erwan Faiveley
for and on behalf of Financière Faiveley
Represented by:	Erwan Faiveley

/s/ Erwan Faiveley
for and on behalf of Famille Faiveley Participations
Represented by:	Erwan Faiveley

/s/ Mr. François Faiveley
Mr. François Faiveley

/s/ Mr. Erwan Faiveley
Mr. Erwan Faiveley

Schedule 2.1

Initial Board Designees Pursuant to Section 2.1:

Name	Address		Initial Term Expiring at Stockholder Meeting in:
M. Philippe Alfroid	226 boulevard Saint-Germain		2017
75007 Paris
FRANCE
Fax No.:
	Email:	philippe.alfroid@gmail.com
2018
M. Erwan Faiveley	10 rue du Tribourg
21700 Nuits Saint-Georges
FRANCE
Fax No.:
	Email:	erwan.faiveley@gmail.com

Initial Shareholders Representative:

Name	Address
M. Erwan Faiveley	10 rue du Tribourg
21700 Nuits Saint-Georges
FRANCE
Fax No.:
	Email:	erwan.faiveley@gmail.com